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                                                            EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Date:     December 1, 1999

Contact:  Peter E. Flynn
          Executive Vice President
          (612) 942-3887

                   ENSTAR INC. ANNOUNCES COMPLETION OF
                       GOING-PRIVATE TRANSACTION

MINNEAPOLIS, Minn., December 1, 1999, ENStar Inc. (Nasdaq: ENSR) announced it completed its going-private transaction today. The transaction, which was approved by ENStar's shareholders this morning, was accomplished through a merger of ENStar Acquistion, Inc., a corporation formed by James Michael and Jeffrey Michael and certain related entities, with and into ENStar, with ENStar as the surviving corporation. James Michael is a member of the Board of Directors of the Company and Jeffrey Michael is the President and Chief Executive Officer of the Company and a member of the Board of Directors. As a result of the merger, ENStar's shareholders are entitled to receive cash equal to $12.50 per share of ENStar common stock.

ENStar's transfer agent, Norwest Bank Minnesota, N.A., will act as the paying agent pursuant to the Agreement and Plan of Merger dated August 13, 1999. Norwest will mail to shareholders of record documents to accompany ENStar stock certificates, which must be submitted to Norwest in order for shareholders to receive payment for their shares. Upon proper completion of these documents and receipt of stock certificates, Norwest will pay the merger consideration to each shareholder of record at the effective time of the merger.

ENStar is a holding company. Its principal operating companies include Americable, Inc. and Enstar Networking Corporation. Americable is a provider of networking and connectivity products, cable assemblies and custom OEM manufacturing solutions. Enstar Networking is a network integrator providing services that build, maintain and secure network infrastructures. ENStar also owns 2,050,000 shares (25%) of the common stock of CorVel Corporation (Nasdaq: CRVL). CorVel is an independent, nationwide provider of managed care services to employers and insurers.